EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Ordinary Shares of ARRIS International plc shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G (or Schedule 13G/A).

Date: February 13, 2019

General Instrument Holding, Inc.

By:	/s/ Kenneth H. Yi
Name:	Kenneth H. Yi
Title:	President

Google International LLC
By: Google LLC, its Managing Member

By:	/s/ Kathryn W. Hall
Name:	Kathryn W. Hall
Title:	Assistant Secretary

Google LLC

By:	/s/ Kathryn W. Hall
Name:	Kathryn W. Hall
Title:	Assistant Secretary

XXVI Holdings Inc.

By:	/s/ Kathryn W. Hall
Name:	Kathryn W. Hall
Title:	Assistant Secretary

Alphabet Inc.

By:	/s/ Kathryn W. Hall
Name:	Kathryn W. Hall
Title:	Assistant Secretary